                                                                   EXHIBIT 10.18

                          MATSON LEASING COMPANY, INC.
                               333 Market Street
                        San Francisco, California 94105



December __, 1994



Mr. Frederick M. Gutterson
128 Tracy Lane
Alamo, CA  94507



Dear Mr. Gutterson:

     You currently are employed as President and Chief Executive Officer of Matson Leasing Company, Inc. (the "Company"), a wholly-owned subsidiary of Matson Navigation Company, Inc. ("Matson Navigation") which, in turn, is a wholly-owned subsidiary of Alexander & Baldwin, Inc. ("A&B"). The Company considers it essential to the best interests of the Company, Matson Navigation and A&B to encourage your continued employment with the Company. The Company recognizes that the possibility of a change in control of the Company may exist and that such possibility and the uncertainty and questions it may raise, may result in your departure or distraction to the detriment of the Company, Matson Navigation and A&B.

    To persuade you to remain in the employ of the Company and in consideration of your agreement set forth in Section 2(b) hereof, the Company agrees that you will receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in Section 2(a) hereof) under the circumstances described below.

     1.   Term and Operation of Agreement.  This Agreement shall commence on the
          -------------------------------
date hereof and shall continue in effect through December 31, 1996; provided, however, that commencing on January 1, 1997 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this
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Agreement; and provided, further, that notwithstanding any such notice by the
Company not to extend, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a "change in control of the Company" (as defined in Section 2(a) hereof) shall have occurred during such term. Notwithstanding anything in this Agreement to the contrary, unless a "change in control of the Company" has previously occurred, this Agreement shall terminate, and be of no further force or effect, (a) upon the occurrence of a "change in control" of A&B (within the meaning of Section 2(a) of the agreement between you and A&B dated August 22, 1991 (the "A&B Severance Agreement")), provided that the A&B Severance Agreement remains in effect at the time of such change in control of A&B, (b) in the event that A&B and any of its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), individually or collectively, shall cease to beneficially own shares of the capital stock of Matson Navigation having 50% or more of the then existing voting power of Matson Navigation and, at such time, Matson Navigation shall beneficially own shares of the capital stock of the Company having 50% or more of the then existing voting power of the Company, or (c) in the event that A&B shall dispose of all or a substantial portion of the assets of Matson Navigation (other than a disposition of such assets to one or more Affiliates of A&B), and such assets which are disposed of include shares of the capital stock of the Company having 50% or more of the then existing voting power of the Company.

     2.   Change in Control. (a) No benefits shall be payable hereunder unless
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there shall have been a change in control of the Company, as set forth below, and your employment by the Company shall thereafter have been terminated in accordance with Section 3 below. For purposes of this Agreement, a "change in control of the Company" shall have occurred in the event of (i) a sale of the then outstanding shares of capital stock of the Company having more than 50% of the then existing voting power of all outstanding securities of the Company, whether by merger, consolidation or otherwise, (ii) the sale of all or substantially all of the assets of the Company, and (iii) any other transaction or course of action engaged in, directly or indirectly, by the Company, Matson Navigation or A&B that has the substantially
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similar effect of the transactions of the type referred to in clause (i) or (ii)
above. The foregoing notwithstanding, a sale of the Company shall not be deemed to have occurred (A) by reason of the sale or change in control of A&B, Matson Navigation or any other corporation or entity that directly or indirectly owns the Company, (B) so long as A&B or any of its Affiliates, individually or collectively, own the then outstanding shares of capital stock of the Company having 50% or more of the then existing voting power of all outstanding securities of the Company, (C) in the event of the sale of shares of capital stock of the Company to any trustee or other fiduciary holding securities under an employee benefit plan of the Company, Matson Navigation or any other
Affiliate of A&B, or (D) in the event of the sale or distribution of shares of capital stock of the Company to shareholders of A&B, or the sale of assets of the Company to any corporation or other entity owned, directly or indirectly, by the shareholders of A&B, in either case in substantially the same proportions as their ownership of stock in A&B.

          (b) For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if (i) A&B, Matson Navigation or any of their Affiliates enters into an agreement the consummation of which would result in the occurrence of a change in control of the Company, or (ii) A&B, Matson Navigation or any of their Affiliates publicly announces an intention to take or to consider taking actions that if consummated would constitute a change in control of the Company. You agree that, subject to the terms and condi tions of this Agreement, in the event of a potential change in control of the Company, you will not terminate your employment with the Company until the earliest of (i) a date that is six (6) months from the occurrence of such potential change in control of the Company, (ii) the termination of your employment by reason of Disability or Retirement, as defined in Subsection 3(i) hereof, or (iii) the occurrence of a change in control of the Company.

     3 . Termination Following Change in Control.  If any of the events
         ---------------------------------------
described in Section 2(a) hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason.

     (i)  Disability; Retirement.  Termination by the Company of your employment
          ----------------------
based on "Disability" shall mean termination because of your absence from your duties with the Company on a full-time basis for six consecutive months, as a result of your incapacity due to physical or mental illness, unless within 30 days after Notice of Termination (as hereinafter defined) is given following such absence you shall have returned to the full-time performance of your duties. Termination by the Company or you of your employment based on "Retirement" shall mean termination in accordance with the Company's retirement policy, including (at your election, as set forth in writing) early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your written consent with respect to you.

     (ii) Cause.  Termination by the Company of your employment for "Cause"
          -----
shall mean termination upon (A) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or such actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of the Company (the "Board") at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this paragraph and specifying the particulars thereof in detail.

     (iii) Good Reason.  You shall be entitled to terminate your employment
           -----------
for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following occurring subsequent to a change in control of the Company:

           (A) a substantial decrease in the nature or status of your responsibilities and duties from those in effect immediately prior to a change in control of the Company; or if you shall cease to be a senior executive officer of the Company;

           (B) a reduction by the Company in your base salary as in effect on the effective date of this Agreement or as the same may be increased from time to time;

           (C) the Company's requiring you to be based anywhere other than the metropolitan area in which your office is located immediately prior to a change in control of the Company, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

           (D) the failure by the Company to provide you with, or include you as a participant in, any benefit, pension or compensation plan, employee stock ownership plan, savings and profit sharing plan, stock option plan, life insurance plan, medical insurance plan or health-and-accident plan (collectively, the "Benefit Plans") that the Company or its ultimate parent corporation provides to their re-spective executive officers, on a substantially equivalent basis; or the failure of the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy immediately prior to a change in control of the Company;

           (E) the failure by the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in
     Section 5 hereof; or

           (F) any purported termination of your employment by the Company that is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below (and, if applicable, paragraph (ii) above); and for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this paragraph shall not be affected by your incapacity due to physical or mental illness, and your right to terminate your employment pursuant to this paragraph shall not be limited by your agreement contained in Section 2(b) hereof.

     (iv)  Notice of Termination.  Any purported termination by the Company
           ---------------------
pursuant to paragraph (i) or (ii) above or by you pursuant to paragraph (iii) above shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     (v)  Date of Termination.  "Date of Termination" shall mean (A) if your
          -------------------
employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period), and (B) if your employment is terminated pursuant to paragraphs (ii) or (iii) above or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to paragraph (ii) above shall not be less than 30 days, and in the case of a termination pursuant to paragraph (iii) above shall not be more than 60 days, from the date such Notice of Termination is given); provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company shall continue to pay you your full compensation in effect when the notice of dispute was given (including, but not limited to, base salary, bonus and incentive compensation), and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this paragraph (v). Amounts paid under this paragraph (v) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

4.   Compensation Upon Termination or During Disability.
     --------------------------------------------------

           (a) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and all compensation, including under the Benefit Plans, paid during the period until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, your benefits shall be determined in accordance with the Company's long-term disability plan or other insurance programs then in effect and the Benefit Plans.

           (b) If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligation to you under this Agreement.

           (c) If your employment by the Company shall be terminated by the Company other than for Cause, Retirement or Disability or by you for Good Reason, then you shall be entitled to the benefits provided below:

           (i) the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

           (ii) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, not later than the fifth day following the Date of Termination, a lump sum severance payment (together with the payments provided in Subsections 4(c)(iii) and (iv), the "Severance Payments") equal to two times the sum of (A) your annual base salary at the highest rate in effect during the year immediately preceding the occurrence of the circumstances giving rise to the Notice of Termination given in respect thereof, and (3) the highest annual amount paid to you (or awarded to you, if such amount has not yet been paid) as bonus compensation during or in respect of any of the three calendar years preceding the year in which the Date of Termination occurs;

           (iii) notwithstanding any provision of the A&B deferred compensation plans and arrangements or any deferred compensation plans and arrangements maintained by the Company (collectively, the "Deferred Compensation Plans"), the Company shall pay you in one sum in cash not later than the fifth day following the Date of Termination, the sum of all amounts to which you are entitled under the Deferred Compensation Plans whether upon termination of your employment or otherwise, provided that in determining the amounts to which you are entitled under the Alexander & Baldwin, Inc. Excess Benefits Plan and the A&B Supplemental Executive Retirement Plan, the provisions of said plans relating to a change in control, not inconsistent with the terms of this Agreement, shall be applied on the basis that the change in control of the Company did not provide as a prerequisite to the consummation of the change in control that the employer responsibilities under said plans are to be assumed by the successor organization;


           (iv) the Company shall pay to you in one sum in cash not later than the fifth day following the Date of Termination, an amount equal to the sum of (A) any incentive compensation that has been allocated for the fiscal year preceding that in which the Date of Termination occurs but has not yet been paid, and (B) any award under any incentive compensation plans that has not yet been paid for any period that has closed prior to the Date of Termination, and (C) a pro rata portion of the aggregate value of all contingent awards to you for all uncompleted periods under such incentive compensation plans calculated by multiplying for each such award, (1) a fraction, the numerator of which shall be the number of full months elapsed during the period for such award prior to the Date of Termination, and the denominator of which shall be the total number of months contained in such period, by (2) the amount of the award that would have been payable to you following completion of such period at the target level of performance as described in the applicable plan documents and any applicable worksheets; and

           (v) notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by you in connection with a change in control of the Company or the termination of your employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, A&B, any Affiliate of A&B or any other "Person" (defined for purposes of this Section 4(c)(v) as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose actions result in a change in control of the Company or any Person affiliated with the Company, A&B, or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would not be deductible (in whole or part), by the Company, A&B, any Affiliate of A&B or any other Person making such payment or providing such benefit as a result of section 28OG of the Internal Revenue Code of 1986, as amended (the "Code"), then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement), (A) the cash Severance Payments shall first be reduced (if necessary, to zero), and (3) all other non-cash Severance Payments shall next be reduced (if necessary, to zero). For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which you have effectively waived in writing prior to the Date of Termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account that in the opinion of tax counsel selected by the Company (and reasonably acceptable to you) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code,
     (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

          If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of you and the Company in applying the terms of this Subsection 4(c)(v), the aggregate "parachute payments" paid to you or for your benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by reason of section 280G of the Code, then you shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the excess of the aggregate "parachute payments" paid to you or for your benefit over the aggregate "parachute payments" that could have been paid to you or for your benefit without any portion of such "parachute payments" not being deductible by reason of section 280G of the Code; and (ii) interest on the amount set forth in clause (i) of this sentence at the rate provided in section 1274(b)(2)(B) of the Code from the date of your receipt of such excess until the date of such payment.

           (d) Unless you are terminated for Cause, the Company shall maintain or cause to be maintained in full force and effect, for your continued benefit, for a period of two years, all health and welfare benefit plans, including life insurance, health insurance and dental insurance, in which you participated or were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs. At the end of such two-year period, you will be entitled to take advantage of any conversion privileges applicable to the benefits available under any such plans or programs.

           (e) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

     5 . Successors; Binding Agreement. (a) The Company shall require any
         -----------------------------
successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 5 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, or otherwise.

           (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     6.    Notice.  For the purposes of this Agreement, notices and all other
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communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     7.    Miscellaneous. No provision of this Agreement may be modified, waived
           -------------
or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

     8.    Validity. The invalidity or unenforceability of any provision of this
           --------
Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9.    Counterparts. This Agreement may be executed in several counterparts,
           ------------
each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     10.   Arbitration.  Any dispute or controversy arising under or in
           -----------
connection with this Agreement shall be settled exclusively by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.



                                    Sincerely,

                                    MATSON LEASING COMPANY, INC.



                                    By /s/ J. Donohue
                                       -------------------------
                                         Vice President


Agreed to as of the
    day of December, 1994.
--


/s/ Frederick M. Gutterson
--------------------------